Exhibit 5.1

Reply to:   Reno
February 4, 2011

To the Purchasers identified on
the signature pages to the Purchase
Agreement

Re:
Securities Purchase Agreement (the "Purchase Agreement") by and between SulphCo, Inc., a Nevada corporation (the "Company"), and the purchasers identified on the signature pages thereto (“Purchasers”), dated February 1, 2011.

Ladies and Gentlemen:

We have acted as special Nevada counsel to the Company in connection with the execution and delivery of the Purchase Agreement.  Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement.

In connection with the preparation of this opinion letter, and as the basis for the opinions hereinafter set forth, we have made such investigations of the laws of the State of Nevada as we have deemed relevant and necessary, and we have examined such documents as we have deemed relevant and necessary, including copies of the following documents and records:

(a)           An email copy of the Purchase Agreement (except that we have not reviewed any other documents or instruments that may be referenced or referred to in the Purchase Agreement and not attached thereto);

(b)           An email copy of that certain form of Common Stock Purchase Warrant with an Original Issue Date of February 4, 2011 (the “Warrant”) (except that we have not reviewed any other documents or instruments that may be referenced or referred to in the Warrant and not attached thereto);

(c)           An email copy of the Restated Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada on December 30, 2003, as amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Nevada on March 10, 2008, as further amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Nevada on June 20, 2008, and as further amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Nevada on June 18, 2009  (collectively, the "Articles");

To the Purchasers listed on the signature
pages to the Purchase Agreement
February 4, 2011

(d)           An email copy of the Amended and Restated Bylaws of the Company duly adopted by the Board of Directors of the Company on April 18, 2003, as amended by that certain Amendment to Bylaws duly adopted by the Board of Directors of the Company on January 17, 2007, as further amended by that certain Amendment to Bylaws duly adopted by the Board of Directors of the Company on May 29, 2007, as further amended by that certain Amendment to Bylaws duly adopted by the Board of Directors of the Company on April 9, 2008, and as further amended by that certain Amendment to Bylaws duly adopted by the Board of Directors of the Company on March 27, 2009 (collectively, the "Bylaws");

(e)           A email copy of the Certificate of Existence with Status in Good Standing of the Company issued by the Secretary of State of the State of Nevada as of January 25, 2011 (the "Good Standing Certificate”);

(f)           An email copy of the Resolutions of the Board of Directors duly adopted by a majority of the Board of Directors of the Company during a special meeting of the Board of Directors held on January 31, 2011, as certified by an officer of the Company in the Officer’s Certificate attached hereto (the "Resolutions"); and

(g)           A photocopy of the Officer’s Certificate of Stanley W. Farmer, President, Chief Financial Officer, Treasurer and Secretary of the Company, dated of even date herewith (the "Officer’s Certificate"), attached hereto as Exhibit "A" and made a part hereof by reference.

For purposes of this statement of opinions, the Purchase Agreement and Warrant are collectively referred to herein as the “Transaction Documents.”

As to matters of fact relevant to our opinion, we have relied upon representations made by the Company in the Transaction Documents and Officer’s Certificate, and upon certificates of public officials as to matters stated therein.  We have assumed (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity and accuracy of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies; (iv) that the Warrant and all of the shares of the Company’s Common Stock and Warrant Shares to be issued under the Transaction Documents, as applicable, have been or will be, as the case may be, issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended, and any relevant state securities laws, or pursuant to valid exemptions therefrom; and (v) the adequacy of consideration received by the Company for the issuance and sale of the Warrant and any of the shares of the Company’s Common Stock and Warrant Shares.

To the Purchasers listed on the signature
pages to the Purchase Agreement
February 4, 2011

This opinion letter deals only with the specific and express legal issues addressed, and does not and is not intended to address any other legal issues.  No opinions may be implied from the specific and express opinions set forth below, nor may the taking of any actions on our part be inferred or implied unless specifically and expressly stated.  Based upon the foregoing, and subject to the qualifications, limitations and exceptions set forth herein, as of the date hereof and under current interpretations of the laws of the State of Nevada, we are of the opinion that:

1.           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

2.           The Company has all requisite corporate power and authority to (i) execute, deliver and perform the Transaction Documents, (ii) to issue, sell and deliver the Shares, the Warrant, and, upon exercise of the Warrant and the payment therefor, the Warrant Shares pursuant to the Transaction Documents, and (iii) to carry out and perform its obligations under, and to consummate the transactions contemplated by, the Transaction Documents.

3.           All corporate action on the part of the Company, its directors and stockholders, necessary for the authorization, execution and delivery by the Company of the Transaction Documents, the authorization, issuance, sale and delivery of the Warrant pursuant to the Purchase Agreement, the issuance and delivery of the Warrant Shares and the consummation by the Company of the transactions contemplated by the Transaction Documents has been duly taken.  The Transaction Documents have been duly and validly executed and delivered by the Company.

4.           The Warrant has been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be validly issued, fully paid and nonassessable. The Warrant Shares have been duly authorized and reserved for issuance and, when issued and paid for in accordance with the Transaction Documents, will be validly issued, fully paid and nonassessable.

5.           The execution, delivery and performance by the Company of, and the compliance by the Company with the terms of, the Transaction Documents and the issuance, sale and delivery of the Shares, the Warrant and the Warrant Shares pursuant to the Purchase Agreement do not conflict with or result in a violation of the Company’s Articles or Bylaws.

6.           In connection with the valid execution, delivery and performance by the Company of the Transaction Documents, no consent, license, permit, waiver, approval or authorization of, or designation, declaration, registration or filing with any Nevada court, governmental or regulatory authority is required.

To the Purchasers listed on the signature
pages to the Purchase Agreement
February 4, 2011

The foregoing opinions are subject to the following qualifications, exceptions, assumptions, and limitations:

A.           In rendering the opinion in Paragraph 1 above, we have relied solely upon the Articles, Bylaws, Good Standing Certificate and the Officer’s Certificate.

B.           Please be advised that we are licensed to practice law only in the State of Nevada and our opinions are therefore limited only to matters of Nevada law and should not be construed as expressions of opinions as to the laws of any other jurisdiction.

C.           In rendering the opinions set forth above, please be advised that we are not giving an opinion as to the Company’s compliance with any state or federal securities laws, rules or regulations, including Nevada Blue Sky laws and any related securities registration or filing requirements, in connection with the Transaction Documents and the offer, sale, issuance or delivery of the Shares, Warrant or Warrant Shares.

D.           In rending the opinions set forth above, we are not opining on the law of any county, municipality or other political subdivision or local governmental agency or authority.

All of the opinions rendered herein are as of the date hereof.  We assume no obligation to update such opinions to reflect any facts or circumstances that hereafter may come to our attention or any changes in the law that hereafter may occur.  This opinion is rendered only with regard to the matters set out in the numbered paragraphs above.

This opinion is limited to the laws of the State of Nevada.  This opinion is given to the addressees solely for their benefit in connection with the transactions described in the Transaction Documents and, except for you, may not be relied upon in any respect by any other person or for any other purpose.

Very truly yours,

/s/ McDonald Carano Wilson LLP
McDonald Carano Wilson LLP